Exhibit 23.4

Date: May 31, 2022

Tuya Inc.

10/F, Building A, Huace Center

Xihu District, Hangzhou City

Zhejiang, 310012

People’s Republic of China

Re: Tuya Inc.

Ladies and Gentlemen,

We understand that Tuya Inc. (the “Company”) plans to file a shelf registration statement on Form F-3 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings of prospectus supplements to the base prospectus included in the Registration Statement, annual reports on Form 20-F, current reports on 6-K, or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Registration Statement (including any prospectus supplement thereto), and in other publicity materials.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

China Insights Industry Consultancy Limited

/s/ Leon Zhao
Name:	Leon Zhao
Title/Position:	Partner